UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 4, 2010

ORBITAL SCIENCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14279	06-1209561
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21839 Atlantic Boulevard, Dulles, Virginia 20166
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (703) 406-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On March 4, 2010, Orbital Sciences Corporation (the “Corporation”) entered into a definitive agreement to acquire the spacecraft development and manufacturing business of General Dynamics Corporation’s subsidiary, GD Advanced Information Systems.  The Corporation believes this acquisition will strengthen its competitive position by adding medium-class low-Earth orbit satellites to its existing product line, as well as by expanding its customer relations, increasing its technical staff and contributing modern industrial facilities to support future growth.  The purchase price is $55 million in cash, subject to a working capital adjustment.  The Corporation believes the acquisition will result in approximately $50 million in additional revenue and modest accretion to earnings per share in 2010.  The acquisition is expected to close in early April, subject to certain customary closing conditions.  There can be no assurance that the closing conditions will be satisfied or that the transaction will be consummated.

The information contained in this report on Form 8-K shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the company under the Securities Act of 1933, as amended.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Form 8-K may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends, assumptions and uncertainties that could cause the actual results or performance of the Corporation to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, satisfaction of applicable customary closing conditions, successful consummation of the transaction, unforeseen issues that may arise in connection with the integration of the new business with existing operations, as well as other risk factors and business considerations described in the Corporation’s SEC filings, including its annual report on Form 10-K, could impact the Corporation’s actual financial and operational results.  The Corporation assumes no obligation for updating the information contained in this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION (Registrant)
Date: March 5, 2010	By: /s/ David W. Thompson David W. Thompson Chairman of the Board and Chief Executive Officer